As filed with the Securities and Exchange Commission on May 6, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	20-1496201
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of Principal Executive Offices) (Zip Code)
2025 Boise Cascade Omnibus Incentive Plan
(Full title of plan)
Jill Twedt
Senior Vice President, General Counsel and Corporate Secretary
Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Name and address of agent for service)

(208) 384-6161
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Boise Cascade Company (the “Company”) is filing this registration statement on Form S-8 to register 1,528,057 shares of the Company’s common stock authorized for issuance under the 2025 Boise Cascade Omnibus Incentive Plan, which was approved by the shareholders of the Company at the Company’s annual meeting on May 1, 2025.
PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025;
(b) The portions of the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 21, 2025, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;
(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 5, 2025;
(d) The Company’s Current Reports on Form 8-K filed by the Company on January 16, 2025, February 12, 2025, April 16, 2025, May 1, 2025, and May 5, 2025; and
(e) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on February 4, 2013, pursuant to the Exchange Act, including any amendments or reports filed for the purpose of updating such description including the Description of Capital Stock filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025.
    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. DESCRIPTION OF SECURITIES.
Not Applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify her or him against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify the person under Section 145.
The Company’s bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that if and to the extent required by the DGCL, such an advance shall be made only upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified under such section or otherwise.
The Company has entered into indemnification agreements with each of its current directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above are not exclusive of any other right which an indemnified persons may have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation, its bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not Applicable.
Item 8. EXHIBITS.

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of Boise Cascade Company effective May 29, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Form 10-K filed on February 22, 2021).
4.2	Amended and Restated Bylaws of Boise Cascade Company effective October 26, 2023 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed October 27, 2023).
5.1*	Opinion of Perkins Coie LLP regarding legality of the common stock being offered.
23.1*	Consent of KPMG, Independent Registered Public Accounting Firm.
23.2*	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).
99.1*	2025 Boise Cascade Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 5, 2025).
107*	Filing Fee Table.
*Filed herewith
Item 9. UNDERTAKINGS.
    A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 6, 2025.

BOISE CASCADE COMPANY

/s/ Nate Jorgensen
By:	Nate Jorgensen
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Nate Jorgensen and Jill Twedt, or either of them, the person’s true and lawful attorney-in-fact, with the power of substitution and resubstitution, for the person in the person’s name, place or stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nate Jorgensen	Chief Executive Officer, President, and Director (principal executive officer)	May 6, 2025
Nate Jorgensen

/s/ Kelly Hibbs	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	May 6, 2025
Kelly Hibbs

/s/ Thomas Carlile	Director	May 6, 2025
Thomas Carlile

/s/ Steven Cooper	Director	May 6, 2025
Steven Cooper

/s/ Craig Dawson	Director	May 6, 2025
Craig Dawson

/s/ Karen Gowland	Director	May 6, 2025
Karen Gowland

/s/ David Hannah	Director	May 6, 2025
David Hannah

/s/ Amy Humphreys	Director	May 6, 2025
Amy Humphreys

/s/ Nate Jorgensen	Director	May 6, 2025
Nate Jorgensen

/s/ Kristopher Matula	Director	May 6, 2025
Kristopher Matula

/s/ Duane McDougall	Director	May 6, 2025
Duane McDougall

/s/ Christopher McGowan	Director	May 6, 2025
Christopher McGowan

/s/ Sue Taylor	Director	May 6, 2025
Sue Taylor